Exhibit 4(m)

AXA EQUITABLE LIFE INSURANCE COMPANY

RETURN OF PREMIUM DEATH BENEFIT RIDER

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, “we”, “our” and “us” mean AXA Equitable Life Insurance Company, “you” and “your” mean the Owner and “Rider” means this Rider.

The Effective Date of this Rider is your Contract Date.

This Rider cannot be voluntarily terminated once it is elected.

I. THIS RIDER’S DEATH BENEFIT

Subject to the terms and conditions of this Rider, we will pay a Return of Premium Death Benefit (“ROP DB”) under this Contract as described below.

The ROP DB does not provide a Cash Value or any minimum Annuity Account Value (“AAV”) and cannot be withdrawn. Withdrawals will cause an adjustment to your ROP DB as described in Section II below.

[The terms and conditions of a spouse’s right to continue this Contract and Rider upon the death of the [original] Owner (or [original] Annuitant, if applicable) of this Contract (“Spousal Continuation”), are described in the Endorsement Applicable to [Non-Qualified] Contracts.]

II. DEFINITION

The following Section in your Contract is replaced as follows:

SECTION 2.01(n) SEGMENT RATE OF RETURN

“Segment Rate of Return” means a rate equal to the Index Performance Rate multiplied by the Participation Rate. Your Segment Rate of Return is determined as follows:

If the Index Performance Rate multiplied by the Participation Rate:	Then The Segment Rate of Return will be:
Exceeds the Performance Cap Rate	Equal to the Performance Cap Rate minus the daily ROP DB Rider Charge cumulative percentage described in Section IV

Is positive but is less than or equal to the Performance Cap Rate	Equal to the Index Performance Rate multiplied by the Participation Rate minus the daily ROP DB Rider Charge cumulative percentage described in Section IV

Is between zero and the Segment Buffer inclusive	Equal to 0% minus the daily ROP DB Rider Charge cumulative percentage described in Section IV

Is more negative than the Segment Buffer	Negative, to the extent the percentage decline exceeds the Segment Buffer minus the daily ROP DB Rider Charge cumulative percentage described in Section IV

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The following terms apply to [Annual Lock] Segment Types only (see Section 2.01(q)):

[Annual Lock] Segment Rate of Return

The [Annual Lock] Segment Rate of Return is equal to the cumulative result of each successive “[Annual Lock Yearly Return]” over the Segment Duration, beginning on the Segment Start Date and ending on the Segment Maturity Date, minus the daily ROP DB Rider Charge cumulative percentage described in Section IV.

The “[Annual Lock Yearly Return]” is determined by the annual Index Performance Rate multiplied by the Participation Rate and is subject to the annual Performance Cap Rate and the Segment Buffer as shown in the table below.

If the annual Index Performance Rate multiplied by the Participation Rate:	Then the [Annual Lock Yearly Return] will be:
Exceeds the [Annual Lock] [1] Year Performance Cap Rate	Equal to the [Annual Lock] Segment Performance Cap Rate

Is positive but is less than or equal to the [1] Year Performance Cap Rate	Equal to the Index Performance Rate multiplied by the Participation Rate

Is between zero and the [Annual Lock] Segment Buffer inclusive	Equal to 0%

Is more negative than the [Annual Lock] Segment Buffer	Negative, to the extent the percentage decline exceeds the [Annual Lock] Segment Buffer

The first “[Anniversary Ending Amount]” of an [Annual Lock] Segment is determined by the Segment Investment plus the Segment Investment multiplied by the first year’s [Annual Lock Yearly Return]. An “Anniversary Ending Amount” is determined on the “[Annual Lock Anniversary]” for each year of the [Annual Lock] Segment.

In the second and later years, the [Anniversary Ending Amount] is determined by the previous year’s [Anniversary Ending Amount] (which reflects the Segment Investment adjusted cumulatively by the previous years’ [Annual Lock Yearly Returns]) plus the previous year’s [Anniversary Ending Amount] multiplied by the current year’s [Annual Lock Yearly Return].

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III. OPERATION OF YOUR ROP DB RIDER

Your ROP DB amount is calculated as follows:

1)	On your Contract Date, the ROP DB will be equal to your initial Contribution made to your Contract.

2)	On the Transaction Date of any subsequent Contribution, we will increase the ROP DB by the amount of the Contribution.

3)	On the Transaction Date of any Withdrawal that occurs on or before the date of death of the [original] Owner (or the [original] Annuitant, if applicable), we will decrease the ROP DB on a pro-rata basis by the partial Withdrawal amount, plus any Withdrawal Charge which applies.

4)	On the Transaction Date of any Withdrawal that occurs after the date of death of the [original] Owner (or the [original] Annuitant, if applicable), we will decrease the ROP DB on a dollar for dollar basis by the partial Withdrawal amount, plus any applicable Withdrawal Charge which applies.

A pro-rata reduction is determined as follows:

1)	Divide the amount of the Withdrawal by your AAV immediately preceding the Withdrawal;

2)	Multiply the fraction calculated in (1) by the amount of your ROP DB immediately preceding the Withdrawal. This is the amount of the pro-rata reduction. We will make this reduction as of the Transaction Date of each Withdrawal.

The Death Benefit amount payable upon the death of the [original] Owner (or the [original] Annuitant, if applicable) under the Contract when issued with this Rider will be the greater of:

1)	the ROP DB amount; or

2)	the Death Benefit as described in Section 7.02 “Payment Upon Death” in your Contract.

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IV. THE RIDER CHARGE

The ROP DB Rider Charge is determined as shown below and deducted daily from your AAV in each Variable Investment Option (including the Segment Type Holding Accounts and the Dollar Cap Averaging account, if applicable) and Segment.

Variable Investment Options

The ROP DB Rider Charge for amounts invested in the Variable Investment Options is equal to an annual rate of [0.20%] which is added to the Variable Investment Option fee shown in the Data Pages and the combined amount, equal to an annual rate of [1.35%] (equivalent to a combined daily rate of [0.003724%]), is deducted daily from the AAV in each Variable Investment Option (including the Segment Type Holding Account and Dollar Cap Averaging account, if applicable).”

Structured Investment Option

The ROP DB Rider Charge for amounts invested in Segments is equal to a daily rate of [0.000548%] (equivalent to an annual rate of [0.20%]) of the Segment Investment of each Segment for the Segment Duration.

The daily ROP DB Rider Charge is reflected in the Segment Interim Value. The Segment Interim Value for a Segment will reflect a deduction of this charge corresponding to the elapsed portion of the Segment Duration. This means your ROP DB Rider Charge is determined by multiplying the number of calendar days elapsed in your Segment by the daily ROP DB Rider Charge (equivalent shown above) and multiplying that amount by your Segment Investment. This determines your daily ROP DB Rider Charge reflected in the Segment Interim Value.

The Segment Investment is adjusted on a pro-rata basis for withdrawals and the portion of the ROP DB Rider Charge that is attributable to the amount withdrawn.

On the Segment Maturity Date, we determine the Segment Maturity Value which reflects the deduction of the ROP DB Rider Charge in the Segment Rate of Return.

V. TERMINATION OF THIS RIDER

This Rider cannot be voluntarily terminated once it is elected.

This Rider will automatically terminate if:

(i)	the Contract is continued under the Beneficiary Continuation Option, if applicable; or

(ii)	amounts under the Contract are applied to a supplementary contract to provide an annuity benefit or any benefit available on the Contract Maturity Date; or

(iii)	termination is required by an Endorsement to your Contract; or

(iv)	the Contract terminates.

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VI. REPORTS

The amount of the Death Benefit will be included on a report sent to you at least once each year until the Maturity Date, as described in Section 10.04 of the Contract.

AXA EQUITABLE LIFE INSURANCE COMPANY

[	[

Mark Pearson, Chairman of the Board and Chief Executive Officer]	Karen Field Hazin, Vice President, Secretary and Associate General Counsel]

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